Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACCURAY INCORPORATED

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Accuray Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.                                  ARTICLE IV, Paragraph A of the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) is hereby amended and restated to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Four Hundred Five Million (405,000,000). Four Hundred Million (400,000,000) shares of which shall be Common Stock and Five Million (5,000,000) shares of which shall be Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share.”

2.                                  The foregoing amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL. All other provisions of the Amended and Restated Certificate of Incorporation remain in full force and effect.

3.                                  This Certificate of Amendment of Amended and Restated Certificate of Incorporation shall be effective at 12:01 a.m. Eastern Time on November 9, 2026.

[Signature page follows]

Exhibit 3.2

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on the date set forth below.

ACCURAY INCORPORATED

By:	/s/ Steve La Neve
Steve La Neve
Chief Executive Officer

Date:	November 6, 2026